N E W S R E L E A S E

CONTACT: Paul Seavey                             FOR IMMEDIATE RELEASE
(312) 279-1488                                     January 27, 2014

ELS REPORTS FOURTH QUARTER RESULTS
Strong Core Performance

CHICAGO, IL – January 27, 2014 – Equity LifeStyle Properties, Inc. (NYSE: ELS) (referred to herein as “we,” “us,” and “our”) today announced results for the quarter and year ended December 31, 2013. All per share results are reported on a fully diluted basis unless otherwise noted.
Financial Results for the Quarter Ended December 31, 2013
Normalized Funds from Operations (“Normalized FFO”) increased $6.1 million, or $0.06 per common share, to $56.6 million, or $0.62 per common share, compared to $50.5 million, or $0.56 per common share, for the same period in 2012. Funds from Operations (“FFO”) increased $4.6 million, or $0.05 per common share, to $54.9 million, or $0.60 per common share, compared to $50.3 million, or $0.55 per common share, for the same period in 2012. Net income available for common stockholders decreased $0.1 million to $24.2 million, or $0.29 per common share, compared to $24.3 million, or $0.29 per common share, for the same period in 2012. During the fourth quarter we expensed $1.6 million of the contingent asset related to our Colony Cove property. Consistent with our Normalized FFO definition, this amount is added back when calculating Normalized FFO.
Portfolio Performance
For the quarter ended December 31, 2013, property operating revenues, excluding deferrals, increased $10.2 million to $171.9 million compared to $161.7 million for the same period in 2012. For the year ended December 31, 2013, property operating revenues, excluding deferrals, increased $32.1 million to $696.2 million compared to $664.1 million for the same period in 2012. For the quarter ended December 31, 2013, income from property operations, excluding deferrals, increased $5.4 million to $99.3 million compared to $93.9 million for the same period in 2012. For the year ended December 31, 2013, income from property operations, excluding deferrals, increased $16.8 million to $397.7 million compared to $380.9 million for the same period in 2012.
For the quarter ended December 31, 2013, Core property operating revenues increased approximately 4.0 percent and income from Core property operations increased approximately 3.7 percent compared to the same period in 2012. For the year ended December 31, 2013, Core property operating revenues increased approximately 3.3 percent and income from Core property operations increased approximately 3.1 percent compared to the same period in 2012.

Balance Sheet
We closed on $28.4 million of financing proceeds during the quarter as part of our $430 million long-term refinancing plan. These loans bear a stated interest rate of 4.35 percent per annum and mature in 2038. We also paid off $26.1 million in mortgages with a weighted average interest rate of 5.81 percent per annum which were set to mature on March 1, 2014.
Interest coverage was approximately 3.1 times in the quarter. Our cash balance as of December 31, 2013 was approximately $58.4 million. Expanded disclosure on our balance sheet and debt statistics are included in the tables below.
Acquisitions
During the fourth quarter we closed on the acquisition of one RV resort and, in January 2014, we closed on the acquisition of two additional RV resorts for a total purchase price of approximately $31.5 million. These properties, located in Wisconsin, collectively contain 1,456 sites.
Executive Officer Promotions
Effective immediately, Mr. Paul Seavey has been promoted to Executive Vice President, Chief Financial Officer and Treasurer and will continue to have oversight of our financial, tax and information technology departments. Mr. Patrick Waite has been promoted to Executive Vice President – Property Operations and will continue to have oversight of our property operations.
General Information
As of January 27, 2014, we own or have an interest in 379 quality properties in 32 states and British Columbia consisting of 140,298 sites. We are a self-administered, self-managed real estate investment trust (“REIT”) with headquarters in Chicago.
A live webcast of our conference call discussing these results will be available via our website in the Investor Information section at www.equitylifestyle.com at 10:00 a.m. Central Time on January 28, 2014.
This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used, words such as “anticipate,” “expect,” “believe,” “project,” “intend,” “may be” and “will be” and similar words or phrases, or the negative thereof, unless the context requires otherwise, are intended to identify forward-looking statements and may include, without limitation, information regarding our expectations, goals or intentions regarding the future, and the expected effect of our recent acquisitions. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, including, but not limited to:

•
our ability to control costs, real estate market conditions, the actual rate of decline in customers, the actual use of sites by customers and our success in acquiring new customers at our properties (including those that we may acquire);

•	our ability to maintain historical or increase future rental rates and occupancy with respect to properties currently owned or that we may acquire;

•	our ability to retain and attract customers renewing, upgrading and entering right-to-use contracts;

•	our assumptions about rental and home sales markets;

•	our assumptions and guidance concerning 2014 estimated net income, FFO and Normalized FFO;

•	our ability to manage counterparty risk;

•
in the age-qualified properties, home sales results could be impacted by the ability of potential homebuyers to sell their existing residences as well as by financial, credit and capital markets volatility;

•
results from home sales and occupancy will continue to be impacted by local economic conditions, lack of affordable manufactured home financing and competition from alternative housing options including site-built single-family housing;

•	impact of government intervention to stabilize site-built single family housing and not manufactured housing;

•	effective integration of recent acquisitions and our estimates regarding the future performance of recent acquisitions;

•	the completion of transactions in their entirety and future transactions, if any, and timing and effective integration with respect thereto;

•	unanticipated costs or unforeseen liabilities associated with recent acquisitions;

•	ability to obtain financing or refinance existing debt on favorable terms or at all;

•	the effect of interest rates;

•	the dilutive effects of issuing additional securities;

•	the effect of accounting for the entry of contracts with customers representing a right-to-use the Properties under the Codification Topic “Revenue Recognition;” and

•	other risks indicated from time to time in our filings with the Securities and Exchange Commission.
These forward-looking statements are based on management’s present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. We are under no obligation to, and expressly disclaim any obligation to, update or alter our forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise.
Tables follow:

Fourth Quarter 2013 - Selected Financial Data

(In millions, except per share data, unaudited)

Quarter Ended
December 31, 2013
Income from property operations - 2013 Core (1)	$97.4
Income from property operations - Acquisitions (2)	1.9
Loss from discontinued operations	(0.1)
Property management and general and administrative (excluding transaction costs)	(16.5)
Other income and expenses	5.0
Financing costs and other	(31.1)
Normalized FFO (3)	56.6
Change in fair value of contingent consideration asset (4)	(1.6)
Transaction costs	(0.2)
Early debt retirement	0.1
FFO (3) (5)	$54.9

Normalized FFO per share - fully diluted	$0.62
FFO per share - fully diluted	$0.60

Normalized FFO (3)	$56.6
Non-revenue producing improvements to real estate	(7.9)
Funds available for distribution (FAD) (3)	$48.7

FAD per share - fully diluted	$0.53

Weighted average shares outstanding - fully diluted	91.3

___________________________

1.	See page 8 for details of the 2013 Core Income from Property Operations.

2.	See page 9 for details of the Income from Property Operations for the properties acquired during 2012 and 2013 (the “Acquisitions”).

3.	See page 6 for a detailed reconciliation of Net income available for Common Shares to FFO, Normalized FFO and FAD. See definitions of FFO, Normalized FFO and FAD on page 21.

4.
We acquired Colony Cove as part of the Hometown acquisition. Our ownership of this 2,200 site community consists of a fee interest as well as a leasehold interest. The lease terms include an option to purchase the underlying fee interest upon the death of the lessor as well as scheduled increases of the monthly payments and the option purchase price. We negotiated with Hometown to cap our exposure to increases in both the ground lease payments and the option purchase price. At closing, Hometown deposited shares of ELS stock into escrow and agreed to release shares to us each quarter until the option could be exercised at which time any remaining shares would be released to Hometown. We recorded this escrow as a contingent asset on our balance sheet. We have received quarterly distributions from the escrow to offset the lease and option price increases. During the fourth quarter, we learned of the death of the lessor and we intend to exercise the purchase option. The December 31, 2013 contingent asset balance of $1.9 million represents the $1.1 million fair value estimate of shares distributed to us on January 1, 2014 and the $0.8 million fair value estimate of shares we anticipate receiving before closing on the purchase option. The $1.6 million change in fair value of contingent consideration asset is net of the fourth quarter $0.3 million fair value increase.

5.	Fourth quarter 2013 FFO, adjusted to include a deduction for depreciation expense on rental homes, would have been $53.2 million, or $0.58 per fully diluted share.

Consolidated Income Statement

(In thousands, unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Revenues:
Community base rental income	$104,400	$99,421	$409,801	$394,606
Rental home income	3,691	3,227	14,267	11,649
Resort base rental income	33,366	29,824	147,234	134,327
Right-to-use annual payments	12,078	11,575	47,967	47,662
Right-to-use contracts current period, gross	3,243	3,753	13,142	13,433
Right-to-use contracts, deferred, net of prior period amortization	(1,248)	(2,014)	(5,694)	(6,694)
Utility and other income	15,106	13,911	63,800	62,470
Gross revenues from home sales	5,543	2,645	17,871	8,230
Brokered resale revenue and ancillary services revenues, net	90	(120)	4,212	3,093
Interest income	2,086	2,003	8,260	8,135
Income from other investments, net (1)	1,526	1,087	7,515	6,795
Total revenues	179,881	165,312	728,375	683,706

Expenses:
Property operating and maintenance	54,714	51,971	229,897	220,415
Rental home operating and maintenance	2,167	1,962	7,474	6,369
Real estate taxes	12,407	10,861	48,279	45,590
Sales and marketing, gross	3,300	2,997	12,836	10,845
Sales and marketing, deferred commissions, net	(586)	(981)	(2,410)	(3,155)
Property management	9,813	9,694	40,193	37,999
Depreciation on real estate assets and rental homes	26,436	25,558	108,229	102,083
Amortization of in-place leases	1,137	808	1,940	39,467
Cost of home sales	5,459	2,533	17,296	9,018
Home selling expenses	541	340	2,085	1,391
General and administrative (2)	6,951	7,070	28,211	26,388
Early debt retirement	(67)	—	37,844	—
Rent control initiatives and other	394	389	2,771	1,456
Interest and related amortization	28,816	30,957	118,522	123,992
Total expenses	151,482	144,159	653,167	621,858
Income from continuing operations before equity in income of unconsolidated joint ventures	28,399	21,153	75,208	61,848
Equity in income of unconsolidated joint ventures	415	375	2,039	1,899
Consolidated income from continuing operations	28,814	21,528	77,247	63,747

Discontinued Operations:
(Loss) income from discontinued operations	(82)	2,891	7,133	6,116
(Loss) gain on sale of property, net of tax	(19)	4,596	41,525	4,596
(Loss) income from discontinued operations	(101)	7,487	48,658	10,712
Consolidated net income	28,713	29,015	125,905	74,459

Income allocated to non-controlling interest-Common OP Units	(2,224)	(2,176)	(9,706)	(5,067)
Series A Redeemable Perpetual Preferred Stock Dividends	—	(242)	—	(11,704)
Series C Redeemable Perpetual Preferred Stock Dividends	(2,329)	(2,322)	(9,280)	(2,909)
Net income available for Common Shares	$24,160	$24,275	$106,919	$54,779

_________________________________________

1.
For the quarter and year ended December 31, 2013, includes a $1.6 million and a $1.4 million decrease, respectively, and for the quarter and year ended December 31, 2012, includes a $0.1 million decrease and a $0.5 million increase, respectively, resulting from the change in the fair value of a contingent asset. See footnote 4 on page 4 for a detailed explanation.

2.	Includes transaction costs, see Reconciliation of Net Income to FFO, Normalized FFO and FAD on page 6.

Reconciliation of Net Income to FFO, Normalized FFO and FAD

(In thousands, except per share data (prior periods adjusted for stock split), unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Net income available for Common Shares	$24,160	$24,275	$106,919	$54,779
Income allocated to common OP Units	2,224	2,176	9,706	5,067
Right-to-use contract upfront payments, deferred, net (1)	1,248	2,014	5,694	6,694
Right-to-use contract commissions, deferred, net (2)	(586)	(981)	(2,410)	(3,155)
Depreciation on real estate assets	24,748	24,065	101,694	96,530
Depreciation on real estate assets, discontinued operations	—	738	1,536	2,832
Depreciation on rental homes	1,688	1,493	6,535	5,553
Amortization of in-place leases	1,137	808	1,940	39,467
Amortization of in-place leases, discontinued operations	—	—	—	5,656
Depreciation on unconsolidated joint ventures	228	293	960	1,166
Loss (gain) on sale of property, net of tax	19	(4,596)	(41,525)	(4,596)
FFO (3) (4)	$54,866	$50,285	$191,049	$209,993
Change in fair value of contingent consideration asset (5)	1,566	50	1,442	(462)
Transaction costs (6)	223	157	1,963	157
Early debt retirement	(67)	—	37,844	—
Normalized FFO (3)	56,588	50,492	232,298	209,688
Non-revenue producing improvements to real estate	(7,915)	(9,246)	(24,881)	(29,287)
FAD (3)	$48,673	$41,246	$207,417	$180,401

Income from continuing operations per Common Share - Basic	$0.29	$0.21	$0.75	$0.55
Income from continuing operations per Common Share - Fully Diluted	$0.29	$0.21	$0.75	$0.54

Net income per Common Share - Basic	$0.29	$0.29	$1.29	$0.67
Net income per Common Share - Fully Diluted	$0.29	$0.29	$1.28	$0.66

FFO per Common Share - Basic	$0.61	$0.56	$2.11	$2.33
FFO per Common Share - Fully Diluted	$0.60	$0.55	$2.09	$2.31

Normalized FFO per Common Share - Basic	$0.62	$0.56	$2.56	$2.32
Normalized FFO per Common Share - Fully Diluted	$0.62	$0.56	$2.55	$2.31

FAD per Common Share - Basic	$0.54	$0.46	$2.29	$2.00
FAD per Common Share - Fully Diluted	$0.53	$0.45	$2.27	$1.99

Average Common Shares - Basic	83,003	82,569	83,018	82,348
Average Common Shares and OP Units - Basic	90,679	90,320	90,567	90,225
Average Common Shares and OP Units - Fully Diluted	91,334	90,944	91,196	90,862
_____________________________

1.
We are required by GAAP to defer, over the estimated customer life, recognition of non-refundable upfront payments from the entry of right-to-use contracts and upgrade sales. The customer life is currently estimated to range from one to 31 years and is based upon our experience operating the membership platform since 2008. The amount shown represents the deferral of a substantial portion of current period upgrade sales, offset by amortization of prior period sales.

2.
We are required by GAAP to defer recognition of commissions paid related to the entry of right-to-use contracts. The deferred commissions will be amortized using the same method as used for the related non-refundable upfront payments from the entry of right-to-use contracts and upgrade sales. The amount shown represents the deferral of a substantial portion of current period commissions on those contracts, offset by the amortization of prior period commissions.

3.	See definitions of FFO, Normalized FFO and FAD on page 21.

4.
FFO, adjusted to include a deduction for depreciation expense on rental homes for the quarter ended December 31, 2013 and 2012, would have been $53.2 million, or $0.58 per fully diluted share, and $48.8 million, or $0.54 per fully diluted share, respectively, and for the year ended December 31, 2013 and 2012, would have been $184.5 million, or $2.02 per fully diluted share, and $204.4 million, or $2.25 per fully diluted share, respectively.

5.	Included in the line item Income from other investments, net on the Consolidated Income Statement on page 5. See footnote 4 on page 4 for a detailed explanation.

6.	Included in the line item general and administrative on the Consolidated Income Statement on page 5.

Consolidated Income from Property Operations (1)

(In millions, except home site and occupancy figures, unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Community base rental income (2)	$104.4	$99.4	$409.8	$394.6
Rental home income	3.7	3.2	14.3	11.6
Resort base rental income (3)	33.4	29.8	147.2	134.3
Right-to-use annual payments	12.1	11.6	48.0	47.7
Right-to-use contracts current period, gross	3.2	3.8	13.1	13.4
Utility and other income	15.1	13.9	63.8	62.5
Property operating revenues	171.9	161.7	696.2	664.1

Property operating, maintenance, and real estate taxes	67.1	62.8	278.2	266.0
Rental home operating and maintenance	2.2	2.0	7.5	6.4
Sales and marketing, gross	3.3	3.0	12.8	10.8
Property operating expenses	72.6	67.8	298.5	283.2
Income from property operations	$99.3	$93.9	$397.7	$380.9

Manufactured home site figures and occupancy averages:
Total sites	69,972	68,773	69,267	68,764
Occupied sites	64,206	62,773	63,471	62,609
Occupancy %	91.8%	91.3%	91.6%	91.0%
Monthly base rent per site	$542	$528	$538	$525

Core total sites	68,634	68,645	68,635	68,636
Core occupied sites	63,061	62,773	62,994	62,605
Core occupancy %	91.9%	91.4%	91.8%	91.2%
Core monthly base rent per site	$542	$528	$538	$525

Resort base rental income:
Annual	$24.4	$22.4	$94.6	$87.3
Seasonal	4.9	4.1	22.9	21.1
Transient	4.1	3.3	29.7	25.9
Total resort base rental income	$33.4	$29.8	$147.2	$134.3

_________________________

1.
See page 5 for a complete Income Statement. The line items that we include in property operating revenues and property operating expenses are also individually included in our Consolidated Income Statement. Income from property operations excludes property management expenses and the GAAP deferral of right-to-use contract upfront payments and related commissions, net.

2.	See the manufactured home site figures and occupancy averages below within this table.

3.	See resort base rental income detail included below within this table.

2013 Core Income from Property Operations (1)

(In millions, except home site and occupancy figures, unaudited)

	Quarter Ended			Year Ended
	December 31,		%	December 31,		%
	2013	2012	Change (2)	2013	2012	Change (2)
Community base rental income (3)	$102.5	$99.4	3.0%	$406.6	$394.6	3.0%
Rental home income	3.7	3.2	13.9%	14.3	11.6	22.2%
Resort base rental income (4)	31.9	29.8	7.0%	141.2	134.4	5.2%
Right-to-use annual payments	12.1	11.6	4.3%	48.0	47.7	0.6%
Right-to-use contracts current period, gross	3.2	3.8	(13.6)%	13.1	13.4	(2.2)%
Utility and other income (5)	14.8	13.9	6.8%	63.1	62.4	1.1%
Property operating revenues	168.2	161.7	4.0%	686.3	664.1	3.3%

Property operating, maintenance, and real estate taxes	65.4	62.8	4.0%	273.2	265.9	2.7%
Rental home operating and maintenance	2.1	2.0	9.0%	7.4	6.4	16.7%
Sales and marketing, gross	3.3	3.0	10.1%	12.8	10.8	18.3%
Property operating expenses	70.8	67.8	4.4%	293.4	283.1	3.7%
Income from property operations	$97.4	$93.9	3.7%	$392.9	$381.0	3.1%
Occupied sites (6)	63,188	62,876

Core manufactured home site figures and occupancy averages:
Total sites	68,634	68,645		68,635	68,636
Occupied sites	63,061	62,773		62,994	62,605
Occupancy %	91.9%	91.4%		91.8%	91.2%
Monthly base rent per site	$542	$528		$538	$525

Resort base rental income:
Annual	$23.3	$22.4	4.0%	$90.6	$87.2	3.9%
Seasonal	4.8	4.1	16.0%	22.2	21.1	5.3%
Transient	3.8	3.3	16.5%	28.5	26.0	9.5%
Total resort base rental income	$31.9	$29.8	7.0%	$141.3	$134.3	5.2%

____________________________

1.
2013 Core properties include properties we owned and operated during all of 2012 and 2013. Income from property operations excludes property management expenses and the GAAP deferral of right-to-use contract upfront payments and related commissions, net.

2.	Calculations prepared using actual results without rounding.

3.	See the Core manufactured home site figures and occupancy averages included below within this table.

4.	See resort base rental income detail included below within this table.

5.	During the year ended December 31, 2012, we recognized approximately $2.1 million of cable service prepayments due to the bankruptcy of a third-party cable service provider at certain properties.

6.	Occupied sites as of the end of the period shown. Occupied sites have increased by 312 from 62,876 at December 31, 2012.

Acquisitions - Income from Property Operations (1)

(In millions, unaudited)

	Quarter Ended	Year Ended
	December 31, 2013	December 31, 2013
Community base rental income	$1.9	$3.2
Resort base rental income	1.5	6.0
Utility income and other property income	0.3	0.7
Property operating revenues	3.7	9.9

Property operating expenses	1.8	5.1
Income from property operations	$1.9	$4.8

______________________

1.	Represents actual performance of two properties we acquired during 2012 and five properties we acquired during 2013. Excludes property management expenses.

Income from Rental Home Operations

(In millions, except occupied rentals, unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Manufactured homes:
New home	$5.7	$5.1	$22.3	$17.9
Used home	7.8	7.1	30.7	26.4
Rental operations revenues (1)	13.5	12.2	53.0	44.3
Rental operations expense	(2.2)	(2.0)	(7.5)	(6.4)
Income from rental operations, before depreciation	11.3	10.2	45.5	37.9
Depreciation on rental homes	(1.7)	(1.5)	(6.5)	(5.6)
Income from rental operations, after depreciation	$9.6	$8.7	$39.0	$32.3

Occupied rentals: (2)
New	2,140	1,834
Used	3,331	3,230
Total occupied rentals	5,471	5,064

	As of
	December 31, 2013		December 31, 2012
Cost basis in rental homes: (3)	Gross	Net of Depreciation	Gross	Net of Depreciation
New	$114.1	$101.1	$105.7	$96.2
Used	63.7	54.9	59.8	54.0
Total rental homes	$177.8	$156.0	$165.5	$150.2

____________________________

1.
For the quarter ended December 31, 2013 and 2012, approximately $9.8 million and $9.0 million, respectively, are included in the Community base rental income line in the Consolidated Income from Property Operations table on page 7. For the year ended December 31, 2013 and 2012, approximately $38.7 million and $32.7 million, respectively, are included in the Community base rental income line in the Consolidated Income from Property Operations table on page 7. The remainder of the rental operations revenue is included in the Rental home income line in the Consolidated Income from Property Operations table on page 7.

2.	Occupied rentals as of the end of the period shown.

3.	Includes both occupied and unoccupied rental homes.

Total Sites and Home Sales

(In thousands, except sites and home sale volumes, unaudited)

Summary of Total Sites as of December 31, 2013
		Sites
Community sites		69,900
Resort sites:
Annuals		23,400
Seasonal		9,000
Transient		9,600
Membership (1)		24,100
Joint Ventures (2)		3,100
Total		139,100

Home Sales - Select Data
	Quarter Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
New Home Sales Volume (3)	40	15	109	35
New Home Sales Gross Revenues	$1,567	$660	$4,836	$1,698

Used Home Sales Volume	447	325	1,588	1,306
Used Home Sales Gross Revenues	$3,976	$1,985	$13,035	$6,532

Brokered Home Resales Volume	212	197	835	906
Brokered Home Resale Revenues, net	$303	$249	$1,142	$1,166

__________________________

1.	Sites primarily utilized by approximately 98,300 members. Includes approximately 4,800 sites rented on an annual basis.

2.	Joint venture income is included in the Equity in income from unconsolidated joint ventures line in the Consolidated Income Statement on page 5.

3.
Includes 12 related party home sales for the quarter ended December 31, 2013 and 26 related party home sales and one third-party dealer sale for the year ended December 31, 2013. Includes one third-party home sale for the year ended December 31, 2012.

2014 Guidance - Selected Financial Data (1)

Our guidance acknowledges the existence of volatile economic conditions, which may impact our current guidance assumptions. Factors impacting 2014 guidance include, but are not limited to the following: (i) the mix of site usage within the portfolio; (ii) yield management on our short-term resort sites; (iii) scheduled or implemented rate increases on community and resort sites; (iv) scheduled or implemented rate increases in annual payments under right-to-use contracts; (v) occupancy changes; (vi) our ability to retain and attract customers renewing or entering right-to-use contracts; (vii) performance of the chattel loans purchased by us in connection with a prior acquisition; (viii) our ability to integrate and operate recent acquisitions in accordance with our estimates; (ix) completion of pending transactions in their entirety and on assumed schedule and (x) ongoing legal matters and related fees.

(In millions, except per share data unaudited)

Year Ended
December 31, 2014
Income from property operations - 2014 Core (2)	$408.8
Income from property operations - Acquisitions (3)	9.5
Property management and general and administrative	(68.0)
Other income and expenses (4)	17.9
Financing costs and other	(122.7)
Normalized FFO (5)	245.5
Transaction Costs	(0.2)
FFO (5)	245.3
Depreciation on real estate and other	(103.6)
Depreciation on rental homes	(6.6)
Deferral of right-to-use contract sales revenue and commission, net	(3.3)
Income allocated to OP units	(11.1)
Net income available to common shares	$120.7

Normalized FFO per share - fully diluted	$2.63-$2.73
FFO per share - fully diluted	$2.63-$2.73
Net income per common share - fully diluted (6)	$1.39-$1.49

Weighted average shares outstanding - fully diluted	91.5

_____________________________________

1.
Each line item represents the mid-point of a range of possible outcomes and reflects management’s estimate of the most likely outcome. Actual Normalized FFO, Normalized FFO per share, FFO, FFO per share, Net Income and Net Income per share could vary materially from amounts presented above if any of our assumptions is incorrect.

2.	See page 14 for 2014 Core Guidance Assumptions. Amount represents 2013 income from property operations from the 2014 Core Properties of $395.4 million multiplied by an estimated growth rate of 3.4%.

3.	See page 15 for the 2014 Assumptions regarding the Acquisition Properties.

4.	See page 16 for 2011 Acquired Chattel Loan Assumptions.

5.	See page 21 for definitions of Normalized FFO and FFO.

6.	Net income per fully diluted common share is calculated before Income allocated to OP Units.

First Quarter 2014 Guidance - Selected Financial Data (1)

Our guidance acknowledges the existence of volatile economic conditions, which may impact our current guidance assumptions. Factors impacting 2014 guidance include, but are not limited to the following: (i) the mix of site usage within the portfolio; (ii) yield management on our short-term resort sites; (iii) scheduled or implemented rate increases on community and resort sites; (iv) scheduled or implemented rate increases in annual payments under right-to-use contracts; (v) occupancy changes; (vi) our ability to retain and attract customers renewing or entering right-to-use contracts; (vii) performance of the chattel loans purchased by us in connection with a prior acquisition; (viii) our ability to integrate and operate recent acquisitions in accordance with our estimates; (ix) completion of pending transactions in their entirety and on assumed schedule and (x) ongoing legal matters and related fees.

(In millions, except per share data unaudited)

Quarter Ended
March 31, 2014
Income from property operations - 2014 Core (2)	$108.0
Income from property operations - Acquisitions (3)	2.3
Property management and general and administrative	(16.4)
Other income and expenses (4)	5.9
Financing costs and other	(30.4)
Normalized FFO (5)	69.4
Transaction Costs	(0.2)
FFO (5)	69.2
Depreciation on real estate and other	(26.2)
Depreciation on rental homes	(1.7)
Deferral of right-to-use contract sales revenue and commission, net	(0.7)
Income allocated to OP units	(3.4)
Net income available to common shares	$37.2

Normalized FFO per share - fully diluted	$0.73-$0.79
FFO per share - fully diluted	$0.73-$0.79
Net income per common share - fully diluted (6)	$0.41-$0.47

Weighted average shares outstanding - fully diluted	91.3

_______________________________________

1.
Each line item represents the mid-point of a range of possible outcomes and reflects management’s best estimate of the most likely outcome. Actual Normalized FFO, Normalized FFO per share, FFO, FFO per share, Net Income and Net Income per share could vary materially from amounts presented above if any of our assumptions is incorrect.

2.	See page 14 for Core Guidance Assumptions. Amount represents Core Income from property operations from the 2014 Core Properties of $104.3 million multiplied by an estimated growth rate of 3.6%.

3.	See page 15 for the 2014 Assumptions regarding the Acquisition Properties.

4.	See page 18 for 2011 Acquired Chattel Loan Assumptions.

5.	See page 21 for definitions of Normalized FFO and FFO.

6.	Net income per fully diluted common share is calculated before Income allocated to OP Units.

2014 Core (1)
Guidance Assumptions - Income from Property Operations

(In millions, unaudited)

	Year Ended	2014	Quarter Ended	First Quarter 2014
	December 31, 2013	Growth Factors (2)	March 31, 2013	Growth Factors (2)
Community base rental income	$406.6	2.3%	$100.8	2.5%
Rental home income	14.2	5.0%	3.4	9.2%
Resort base rental income (3)	147.0	4.1%	40.7	5.7%
Right-to-use annual payments	48.0	(5.6)%	11.5	(3.3)%
Right-to-use contracts current period, gross	13.1	2.3%	2.8	(0.9)%
Utility and other income	63.6	4.8%	16.7	3.9%
Property operating revenues	692.5	2.4%	175.9	3.0%

Property operating, maintenance, and real estate taxes	(276.9)	2.1%	(67.3)	2.6%
Rental home operating and maintenance	(7.4)	(2.7)%	(1.9)	2.7%
Sales and marketing, gross	(12.8)	(16.4)%	(2.4)	(6.1)%
Property operating expenses	(297.1)	1.2%	(71.6)	2.3%
Income from property operations	$395.4	3.4%	$104.3	3.6%

Resort base rental income:
Annual	$94.6	4.5%	$23.0	4.5%
Seasonal	22.9	3.1%	11.8	5.5%
Transient	29.5	3.8%	5.9	10.6%
Total resort base rental income	$147.0	4.1%	$40.7	5.7%

_______________________________

1.
2014 Core properties include properties we expect to own and operate during all of 2013 and 2014. Excludes property management expenses and the GAAP deferral of right-to-use contract upfront payments and related commissions, net.

2.
Management’s estimate of the growth of property operations in the 2014 Core Properties compared to actual 2013 performance. Represents our estimate of the mid-point of a range of possible outcomes. Calculations prepared using actual results without rounding. Actual growth could vary materially from amounts presented above if any of our assumptions is incorrect.

3.	See Resort base rental income detail included below within this table.

2014 Assumptions Regarding Acquisition Properties (1)

(In millions, unaudited)

	Year Ended	Quarter Ended
	December 31, 2014 (2)	March 31, 2014 (2)
Community base rental income	$8.0	$2.0
Resort home income	0.1	—
Resort base rental income	6.1	1.3
Utility income and other property income	1.4	0.3
Property operating revenues	15.6	3.6

Property operating, maintenance, and real estate taxes	(6.1)	(1.3)
Property operating expenses	(6.1)	(1.3)
Income from property operations	$9.5	$2.3

___________________________________

1.	The acquisition properties include five properties acquired during 2013 and two properties acquired in January 2014.

2.
Each line item represents our estimate of the mid-point of a possible range of outcomes and reflects management’s best estimate of the most likely outcome for the Acquisition Properties. Actual income from property operations for the Acquisition Properties could vary materially from amounts presented above if any of our assumptions is incorrect.

2011 Acquired Chattel Loan Assumptions

The following chattel loan assumptions exclude the 11 Michigan properties sold in 2013. For the year ending December 31, 2013, other income and expenses guidance includes interest income of approximately $3.4 million from notes receivable acquired from the seller and secured by manufactured homes in connection with the acquisition of properties in 2011. As of December 31, 2013, our carrying value of the notes receivable was approximately $13.7 million. Our initial carrying value was based on a third party valuation utilizing 2011 market transactions and is adjusted based on actual performance in the loan pool. Factors used in determining the initial carrying value included delinquency status, market interest rates and recovery assumptions. The following tables provide a summary of the notes receivable and certain assumptions about future performance on the remaining notes receivable portfolio, including interest income guidance for 2014. An increase in the estimate of expected cash flows would generally result in additional interest income to be recognized over the remaining life of the underlying pool of loans. A decrease in the estimate of expected cash flows could result in an impairment loss to the carrying value of the loans. There can be no assurance that the notes receivable will perform in accordance with these assumptions.

(In millions, unaudited)

		2014
Contractual cash flows to maturity beginning January 1,		$81.5
Expected cash flows to maturity beginning January 1,		31.9
Expected interest income to maturity beginning January 1,		17.7

	Actual through	2014 Guidance
	December 31, 2013	Assumptions
Default rate	16%	17%
Recoveries as percentage of defaults	25%	24%
Yield	24%	27%

Average carrying amount of loans	$15.6	$11.2
Contractual principal pay downs	2.1	2.2
Contractual interest income	3.5	3.5
Expected cash flows applied to principal	2.4	2.9
Expected cash flows applied to interest income	2.7	3.4

Right-To-Use Memberships - Select Data

(In thousands, except member count, number of Zone Park Passes, number of annuals and number of upgrades, unaudited)

	Year Ended December 31,
	2010	2011	2012	2013	2014 (1)
Member Count (2)	102,726	99,567	96,687	98,277	97,000
Right-to-use annual payments (3)	$49,831	$49,122	$47,662	$47,967	$45,300
Number of Zone Park Passes (ZPPs) (4)	4,487	7,404	10,198	15,607	18,000
Number of annuals (5)	3,062	3,555	4,280	4,830	5,130
Resort base rental income from annuals	$6,712	$8,069	$9,585	$11,148	$12,226
Number of upgrades (6)	3,659	3,930	3,069	2,999	3,150
Upgrade contract initiations (7)	$17,430	$17,663	$13,431	$13,142	$13,444
Resort base rental income from seasonals/transients	$10,967	$10,852	$11,042	$12,692	$12,900
Utility and other income	$2,059	$2,444	$2,407	$2,293	$2,300

________________________________

1.
Guidance estimate. Each line item represents our estimate of the mid-point of a possible range of outcomes and reflects management’s best estimate of the most likely outcome. Actual figures could vary materially from amounts presented above if any of our assumptions is incorrect.

2.
Members have entered into right-to-use contracts with us that entitle them to use certain properties on a continuous basis for up to 21 days. For the year ended December 31, 2012 and years ending December 31, 2013 and 2014, includes 1,300, 7,000 and 9,550 RV dealer ZPPs, respectively.

3.
The year ended December 31, 2012 and the year ending December 31, 2013, includes $0.1 million and $2.1 million, respectively, of revenue recognized related to our right-to-use annual memberships activated through our dealer program. During the third quarter of 2013 we changed the accounting treatment of revenues and expenses associated with the RV dealer program to recognize as revenue only the cash received from members generated by the program.

4.	ZPPs allow access to up to five zones of the United States.

5.	Members who rent a specific site for an entire year in connection with their right-to-use contract.

6.
Existing customers have upgraded agreements are eligible for longer stays, can make earlier reservations, may receive discounts on rental units, and may have access to additional Properties. Upgrades require a non-refundable upfront payment.

7.	Revenues associated with contract upgrades, included in the line item Right-to-use contracts current period, gross, on our Consolidated Income Statement on page 5.

Balance Sheet

(In thousands, except share (prior period adjusted for stock split) and per share data)

	December 31, 2013	December 31, 2012
	(unaudited)
Assets
Investment in real estate:
Land	$1,025,246	$984,224
Land improvements	2,667,213	2,565,299
Buildings and other depreciable property	535,647	495,127
	4,228,106	4,044,650
Accumulated depreciation	(1,058,540)	(948,581)
Net investment in real estate	3,169,566	3,096,069
Cash	58,427	37,126
Notes receivable, net	42,990	45,469
Investment in joint ventures	11,583	8,420
Rent and other customer receivables, net	1,377	1,046
Deferred financing costs, net	19,873	20,620
Retail inventory	2,618	1,569
Deferred commission expense	25,252	22,841
Escrow deposits, goodwill, and other assets, net	59,953	45,214
Assets held for disposition	—	119,852
Total Assets	$3,391,639	$3,398,226
Liabilities and Equity
Liabilities:
Mortgage notes payable	$1,992,368	$2,061,610
Term loan	200,000	200,000
Unsecured lines of credit	—	—
Accrued payroll and other operating expenses	65,158	63,672
Deferred revenue – upfront payments from right-to-use contracts	68,672	62,979
Deferred revenue – right-to-use annual payments	11,136	11,088
Accrued interest payable	9,416	10,500
Rents and other customer payments received in advance and security deposits	58,931	54,017
Distributions payable	22,753	—
Liabilities held for disposition	—	10,058
Total Liabilities	2,428,434	2,473,924
Equity:
Stockholders’ Equity:
Preferred stock, $0.01 par value 9,945,539 shares authorized as of December 31, 2013 and December 31, 2012; none issued and outstanding as of December 31, 2013 and December 31, 2012	—	—
6.75% Series C Cumulative Redeemable Perpetual Preferred Stock, $0.01 par value, 54,461 shares authorized and 54,458 issued and outstanding as of December 31, 2013 and December 31, 2012 at liquidation value	136,144	136,144
Common stock, $0.01 par value 200,000,000 shares authorized; 83,313,677 and 83,193,310 shares issued and outstanding as of December 31, 2013 and December 31, 2012, respectively	834	832
Paid-in capital	1,021,365	1,012,514
Distributions in excess of accumulated earnings	(264,083)	(287,652)
Accumulated other comprehensive loss	(927)	(2,590)
Total Stockholders’ Equity	893,333	859,248
Non-controlling interests – Common OP Units	69,872	65,054
Total Equity	963,205	924,302
Total Liabilities and Equity	$3,391,639	$3,398,226

Debt Maturity Schedule & Summary

Secured Debt Maturity Schedule
(In thousands, unaudited)

Year	Amount
2014	$87,031
2015	288,347
2016	225,371
2017	89,745
2018	201,852
2019	211,555
2020	128,197
2021+	742,505
Total (1)	$1,974,603

Debt Summary as of December 31, 2013
(In millions, except weighted average interest and average years to maturity, unaudited)

	Total			Secured			Unsecured
	Balance	Weighted Average Interest (2)	Average Years to Maturity	Balance	Weighted Average Interest (2)	Average Years to Maturity	Balance	Weighted Average Interest (2)	Average Years to Maturity
Consolidated Debt	$2,192	5.1%	6.7	$1,992	5.3%	7.0	$200	3.1%	3.6

____________________________

1.
Represents our mortgage notes payable excluding $17.8 million net note premiums and our $200 million term loan as of December 31, 2013. As of December 31, 2013, we had an unsecured line of credit with a borrowing capacity of $380.0 million, $0 outstanding, an interest rate of LIBOR plus 1.40% to 2.00% per annum and a 0.25% to 0.40% facility fee depending on leverage as defined in the loan agreement. The unsecured line of credit matures on September 15, 2016 and has a one-year extension option.

2.	Includes loan costs amortization.

Market Capitalization

(In millions, except share and OP Unit data, unaudited)

Capital Structure as of December 31, 2013
	Total	% of Total	Total	% of Total	% of Total
Secured debt			$1,992	90.9%
Unsecured debt			200	9.1%
Total debt			$2,192	100.0%	39.0%

Common Shares	83,313,677	91.6%
OP Units	7,667,723	8.4%
Total Common Shares and OP Units	90,981,400	100.0%
Common Share price	$36.23
Fair value of Common Shares			$3,296	96.0%
Perpetual Preferred Equity			136	4.0%
Total Equity			$3,432	100.0%	61.0%

Total market capitalization			$5,624		100.0%

Perpetual Preferred Equity as of December 31, 2013
					Annual Dividend
Series	Callable Date		Outstanding Shares	Liquidation Value	Per Share	Value
6.75% Series C	9/7/2017		54,458	$136	$168.75	$9.2

Non-GAAP Financial Measures

Funds from Operations (“FFO”) is a non-GAAP financial measure. We believe FFO, as defined by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), is generally an appropriate measure of performance for an equity REIT. While FFO is a relevant and widely used measure of operating performance for equity REITs, it does not represent cash flow from operations or net income as defined by GAAP, and it should not be considered as an alternative to these indicators in evaluating liquidity or operating performance.
We define FFO as net income, computed in accordance with GAAP, excluding gains and actual or estimated losses from sales of properties, plus real estate related depreciation and amortization, impairments, if any, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. We receive up-front non-refundable payments from the entry of right-to-use contracts. In accordance with GAAP, the upfront non-refundable payments and related commissions are deferred and amortized over the estimated customer life. Although the NAREIT definition of FFO does not address the treatment of non-refundable right-to-use payments, we believe that it is appropriate to adjust for the impact of the deferral activity in our calculation of FFO.
Normalized Funds from Operations (“Normalized FFO”) is a non-GAAP measure. We define Normalized FFO as FFO excluding the following non-operating income and expense items: a) the financial impact of contingent consideration; b) gains and losses from early debt extinguishment, including prepayment penalties and defeasance costs; c) property acquisition and other transaction costs related to mergers and acquisitions; and d) other miscellaneous non-comparable items.
We believe that FFO and Normalized FFO are helpful to investors as supplemental measures of the performance of an equity REIT. We believe that by excluding the effect of depreciation, amortization and actual or estimated gains or losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and among other equity REITs. We further believe that Normalized FFO provides useful information to investors, analysts and our management because it allows them to compare our operating performance to the operating performance of other real estate companies and between periods on a consistent basis without having to account for differences not related to our operations. For example, we believe that excluding the early extinguishment of debt, property acquisition and other transaction costs related to mergers and acquisitions and the change in fair value of our contingent consideration asset from Normalized FFO allows investors, analysts and our management to assess the sustainability of operating performance in future periods because these costs do not affect the future operations of the properties. In some cases, we provide information about identified non-cash components of FFO and Normalized FFO because it allows investors, analysts and our management to assess the impact of those items.
Funds available for distribution (“FAD”) is a non-GAAP financial measure. We define FAD as Normalized FFO less non-revenue producing capital expenditures.
Investors should review FFO, Normalized FFO and FAD, along with GAAP net income and cash flow from operating activities, investing activities and financing activities, when evaluating an equity REIT’s operating performance. We compute FFO in accordance with our interpretation of standards established by NAREIT, which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than we do. Normalized FFO presented herein is not necessarily comparable to normalized FFO presented by other real estate companies due to the fact that not all real estate companies use the same methodology for computing this amount. FFO, Normalized FFO and FAD do not represent cash generated from operating activities in accordance with GAAP, nor do they represent cash available to pay distributions and should not be considered as an alternative to net income, determined in accordance with GAAP, as an indication of our financial performance, or to cash flow from operating activities, determined in accordance with GAAP, as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make cash distributions.